Exhibit 10.2

December 31, 2008

Mr. Robert G. Watts, Jr.

Amended and Restated

Employment Agreement

Dear Bob:

This is to confirm our agreement regarding your continued employment as President of First Capital Bancorp, Inc. (“Bancorp”) and President and Chief Executive Officer of First Capital Bank (the “FCB”). Bancorp and FCB are collectively referred to herein as (the “Bank”). This agreement supersedes and replaces your existing employment agreement with the Bank dated December 20, 2000.

1. Title and Duties. You will serve as President of Bancorp and President/Chief Executive Officer of FCB, and will carry out such duties as are normally attendant to such positions and such other duties as may be designated by the Board of Directors of the Bank. Although you will be jointly responsible with John Presley (“Presley”) for the day-to-day operations of the Bank, it is contemplated that the primary focus of Presley’s duties will be the Bank’s M & A activity, income generation from present and new business lines, and capital needs activities as described on Exhibit A attached hereto.

2. Term. The initial term of this Agreement shall commence on December 31, 2008, and shall continue until terminated in accordance with the provisions of this Agreement. You will serve as an “at will” employee of the Bank and either party may terminate this Agreement at any time for any reason, with or without cause. If the Bank terminates this Agreement “for cause”, as hereinafter defined, it shall be entitled to terminate the Agreement immediately upon providing you with written notice thereof. If the Bank terminates this Agreement “without cause”, as hereinafter defined, it shall provide to you at least thirty (30) days prior written notice. If you wish to terminate this Agreement for any reason, you agree to provide the Bank at least thirty (30) days prior written notice.

For the purposes of this Agreement, termination “for cause” shall mean termination by the Bank for any one or more of the following reasons:

(1)	your willful misconduct, as determined by the Board of Directors of the Bank, in its reasonable discretion;

(2)	your conviction of a felony;

(3)	any act or omission by you involving dishonesty, as determined by the Board of Directors of the Bank, in its reasonable discretion;

(4)	any disloyalty by you to the Bank, as determined by the Board of Directors of the Bank, in its reasonable discretion;

(5)	any breach by you of Section 5 of this Agreement; or

(6)	any act or omission by you causing damage to the reputation of the Bank, as determined by the Board of Directors of the Bank, in its reasonable discretion.

Mr. Robert G. Watts, Jr.

December 31, 2008

For the purposes of this Agreement, termination “without cause” shall mean any termination by the Bank other than “for cause”.

3. Compensation.

(a) Base Salary. Effective January 1, 2009, you will receive a base salary of Two Hundred Thousand Dollars ($200,000.00) per year, paid in bi-weekly installments. Your annual base salary shall be subject to adjustment at the discretion of the Board of Directors of the Bank.

(b) Bonus Compensation. In addition to the base salary provided above, you will be eligible for bonus compensation in accordance with the foregoing:

(i) An annual incentive bonus in an amount equal to 2% of the Bank’s annual net after tax earnings up to $2,000,000.00 in such earnings shall be split equally between you and Presley; and

(ii) An incentive bonus in an amount equal to 3% of the Bank’s annual net after tax earnings in excess of $2,000,000.00 in such earnings up to $3,000,000.00 in such earnings shall be split equally between you and Presley; and

(iii) The Bank’s Board of Directors shall have the right and discretion to establish additional incentive payments and other discretionary bonus payments in connection with Bank earnings and attainment of other performance goals, subject to the approval of the Board’s Compensation Committee, adjustment and approval of financial performance versus budget, and traditional “shareholder value” measurements.

(c) Compensation Upon Termination.

(i) Subject to the provisions of Sections 3(d)(ii) and 3(d)(iii) below, in the event the Bank terminates your employment without cause, the Bank shall be obligated to continue to pay you your base salary for a period of twelve (12) months after termination, subject to the right of the Board of Directors of the Bank to reduce such time period (but not below six (6) months) in its reasonable discretion. In the event the Bank terminates your employment for cause, or, subject to the provisions of Section 3(d)(ii) below, if you elect to terminate your employment, you shall be entitled to receive your base salary only through the date of termination.

(ii) Notwithstanding anything set forth in Section 3(d)(i) above to the contrary, in the event the Bank or any successor entity to the Bank terminates your employment without cause, or if you terminate your employment as a result of a material change in your duties or responsibilities, within nine (9) months following a “change of control”, as hereinafter defined, the Bank or such successor entity shall be obligated to continue to pay you your base salary for a period of 18 months following such termination. For the purposes of this Agreement, a “change of control” shall mean:

(A) The acquisition by any Person (as defined below) of beneficial ownership of 50% or more of the then outstanding shares of Common Stock of Bancorp or FCB; or

Mr. Robert G. Watts, Jr.

December 31, 2008

(B) Individuals who constitute the Board on the effective date of the Plan (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Bank (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or

(C) Approval by the shareholders of Bancorp or FCB of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(1) no Person beneficially owns 20% or more of either (1) the then outstanding shares of Common Stock of the corporation resulting from the transaction or (2) the voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(2) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(D) Approval by the shareholders of Bancorp or FCB of a complete liquidation or dissolution of the Bank or of the sale or other disposition of all or substantially all of the assets of the Bank.

(E) For purposes of this Section, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by the Bank or any affiliated company), and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

(iii) Notwithstanding anything set forth herein to the contrary, it is hereby agreed that you shall not be entitled to receive any compensation following the termination of your employment, and the Bank shall have no obligation to make any such payments, to the extent such payments are prohibited by any governmental program in which the Bank participants or any regulation governing the Bank, including without limitation, the U.S. Department of the Treasury’s TARP Capital Purchase Program (“TARP”). In addition, it is hereby agreed that this Agreement shall be amended as necessary or appropriate in connection with TARP or any other applicable governmental regulation or program.

Mr. Robert G. Watts, Jr.

December 31, 2008

(iv) In lieu of salary continuation payments, if the Bank so elects at least twelve months before your date of termination, the Bank may make a lump sum severance payment in an equivalent amount within thirty days after the date of termination. Notwithstanding the foregoing, if you are a Key Employee on the date of termination, salary continuation payments shall not begin (or if applicable, the lump sum severance payment shall not be made) until the first day of the seventh month following your termination date and the first payment shall include an amount equal to six months worth of your base salary and each remaining payment shall equal the same amount you would have received while employed. For purposes of this Agreement, “Key Employee” shall have the meaning assigned to that term under Section 409A of the Internal Revenue Code of 1986, as amended, which generally defines a Key Employee as an employee of the Bank who is one of the top fifty most highly compensated officers with an annual compensation in excess of $130,000 (as adjusted from time to time by Treasury Regulations.)

4. Benefits. In addition to the compensation set forth above, you will receive the following benefits:

(a) health insurance coverage equal to what other Bank employees receive;

(b) a monthly automobile allowance of $600.00;

(c) participation in the Bank’s 401(k) plan;

(d) twenty-seven (27) days of paid annual leave per year;

(e) such other benefits approved by the Board and to be provided to both you and Presley; and

(f) such other benefits as may be made generally to other employees of the Bank, including but not limited to paid sick leave, expense reimbursement, and short and long term disability coverage.

5. Confidentiality. You agree to keep all non-public information and trade secrets of the Bank confidential and not to use such information or trade secrets except in furtherance of your duties as President of Bancorp and President and Chief Executive Officer of FCB. You also agree not to disclose to any unauthorized person or entity any such non-public information or trade secrets unless required by applicable law. The Bank’s non-public information and trade secrets shall include, but shall not be limited to, information regarding the Bank’s customers, prospective customers, marketing methods and business plan. Upon termination of this Agreement for any reason, you agree to promptly return to the Bank any and all materials relating to such non-public information and trade secrets and any other property of the Bank. This covenant will survive any termination of this Agreement and the Bank shall be entitled to injunctive relief against you, in addition to any other remedies available to the Bank, in connection with enforcing its rights under this Section 5.

Mr. Robert G. Watts, Jr.

December 31, 2008

6. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, successors and assigns. Neither this Agreement nor any of the rights of the parties hereunder may be transferred to or assigned by either party hereto, except that if the Bank shall merge or consolidate with or into, or sell or otherwise transfer substantially all of its assets to another entity which assumes, either expressly or by operation by law, the Bank’s obligations hereunder, the Bank may assign its rights and obligations hereunder to such entity without your consent. You specifically consent to the assignment by the Bank of the Bank’s rights under Sections 5 and 6 of this Agreement.

7. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

8. Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof.

9. Severability. If any provision of this Agreement shall be deemed invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

10. Modification. This Agreement shall not be modified except in a writing signed by the parties.

If you agree to the foregoing, please sign where indicated and return an executed counterpart of this letter to me.

Sincerely,

/s/ Grant S. Grayson
Grant S. Grayson
Chairman of the Board

Agreed: December 31, 2008

/s/ Robert G. Watts, Jr.
Robert G. Watts, Jr.